www.coventry.gov.uk

Exhibit 99e

Dated 2011

(1) The Council of The City of Coventry

(2) Liberty Electric Cars Ltd

Lease

of Unit A Quinn Close
Seven Stars Industrial Estate
in the City of Coventry

Ref. L/DAH/2000-3994

Initial Rent: £17,050.00 per annum plus VAT

Term: 8 Years
From: 12th December 2011
To: 11th December 2019
(subject to Lessee's option to determine)

Coventry City Council

1

2

4.12	ENTIRE UNDERSTANDING	12
4.13	REPRESENTATIONS	12
4.14	RIGHTS GRANTED	12
4.15	RENT REVIEW	13
FIRST SCHEDULE - RIGHTS GRANTED		15
SECOND SCHEDULE - RIGHTS RESERVED		15
THIRD SCHEDULE - LESSEE'S OPTION TO DETERMINE		16
FOURTH SCHEDULE - COUNCIL'S FIXTURES AND FITTINGS		17

Appendix A – Schedule of Condition

3

THIS LEASE is dated

2011

BETWEEN:

(1)

THE COUNCIL OF THE CITY OF COVENTRY ("the Council") of the Council House Earl Street Coventry CV1 5RR

(2)

LIBERTY ELECTRIC CARS LTD (Co No. 05994519) ("the Lessee") whose registered office is situate at Magdalen Centre Robert Robinson Avenue The Oxford Science Park Oxford OX4 4GA

WITNESSETH as follows:-

DEFINITIONS

A.

In this Lease the following words and expressions shall have the meanings assigned to them hereunder:-

"the premises" shall mean all that plot of land and factory premises situated at the Quinn Close Estate in the City of Coventry known as Unit A Quinn Close shown edged red on the Plan and includes each and every part of the premises all additions made in or to such premises at any time during the Term TOGETHER WITH the Council's fixtures and fittings referred to in the Fourth Schedule hereto except those fixed by the Lessee which are generally regarded as lessee's or trade fixtures

"the Estate" shall mean the Council's Industrial Estate known as Quinn Close Estate Coventry shown for identification only edged green on the Plan

"the Plan" shall mean the plan annexed hereto

"the Term" shall mean the term of years created by Clause 1 hereof and any continuation or extension of it whether by agreement operation of law or otherwise

"the Director" shall mean the Director of Finance and Legal Services for the time being of the Council

"Value Added Tax" shall mean all and any monies payable pursuant to the provisions of this Lease (whether reserved as rent or otherwise) shall be deemed to be exclusive of Value Added Tax ("VAT") and where such money is or the supply relating thereto shall be or become liable to VAT then such VAT shall be payable in addition to the said monies

"the Insurance Rent" shall mean the annual sum amounting to £775.20 (subject to the provisions of Clause 2.28 hereof) in respect of the Council's obligation pursuant to clause 3.1 hereof

"Insured Risks" means fire lightning explosion aircraft riot civil commotion malicious persons earthquake subterranean fire storm tempest flood escape of water impact by vehicle or animal theft and subsidence and any other risks against which the Council decides to insure from time to time and Insured Risk means any one of the Insured Risks

"the Renewal Date" shall mean 1st day of December in each year of the Term

"the Services" means the services provided to the Estate and detailed in sub-clause 2.5.1 Provided that the Council may withdraw any of the Services at any time during the Term if in the reasonable and proper opinion of the Council (but subject always to the principles of good estate management) they are no longer necessary for the Estate

"the Service Area" shall mean all that service area shown coloured blue on the Plan

INTERPRETATION

B.

(a)

The Clause headings hereto do not affect the interpretation of this Deed

(b)

The expression "the Council" shall where the context so admits include the person or persons for the time being to the reversion expectant upon the determination of the Term

(c)

The expression "the Lessee" shall include its successors in title and assigns

(d)

The expression "person or persons" shall include a body corporate or firm

(e)

Words imparting the singular number only shall include the plural number and vice versa and where there are two or more persons included in the expression "the Council" or "the Lessee" covenants expressed to be made by "the Council" or "the Lessee" (as the case may be) shall be deemed to be made by such persons jointly and severally

(f)

All references herein to statutes statutory instruments rules orders and regulations or the like shall (unless otherwise stated) include any re-enactments or modifications thereof and those made in substitution or replacement of any which are repealed

(g)

Each covenant by the Lessee not to do any act or thing shall be deemed to include a covenant not to permit or suffer that act or thing to be done

(h)

This Lease is a new tenancy for the purpose of the Landlord and Tenant (Covenants) Act 1995

1.

OPERATIVE PART

In consideration of the rents reserved and of the covenants by the Lessee herein contained the Council demise unto the Lessee ALL THAT the premises Together with the rights described in the First Schedule EXCEPT AND RESERVED unto the Council their licensees tenants and all persons authorised by them the rights specified in the Second Schedule TO HOLD the same to the Lessee from and including the 12th day of December 2011 for the term of eight years up to and including the 11thday of December 2019 (subject to the Lessee's Option to Determine as contained in the Third Schedule hereto) SUBJECT TO all rights easements privileges restrictions covenants and stipulations of whatever nature affecting the premises PAYING THEREFOR the respective rents following that is to say:-

1.1

From and including the 12th day of December 2011 up to and including the 11th day of December 2012 (being the first year of the Term) the yearly rent of SEVENTEEN THOUSAND AND FIFTY POUNDS (£17,050)

1.2

Thereafter and throughout the remainder of the Term the yearly rent of THIRTY-FOUR THOUSAND ONE HUNDRED POUNDS (£34,100) (subject to review hereinafter contained)

Such rents payable together with VAT thereon at the standard rate in advance by equal quarterly instalments on the usual quarter days PROVIDED THAT the Lessee shall pay to the Council a full quarter's rent (£4,262.50 plus VAT) on completion of this Lease

1.3

On demand all interest payable in accordance with Clause 2.1.2

1.4

The due proportion of the Service Charge payable in accordance with Clause 2.5

1.5

A management charge rent defined and payable in accordance with Clause 2.6

1.6

The Insurance Rent payable in accordance with Clause 2.28

2.

LESSEE'S COVENANTS

The Lessee covenants with the Council as follows:-

2.1

TO PAY RENT

2.1.1

To pay the reserved rents at the times and in manner aforesaid without any deduction and not to seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off

2.1.2

If the Lessee shall fail to pay to the Council any money payable by the Lessee to the Council pursuant to any of the Lessee's covenants contained in the Lease (including the covenant to pay the rent hereby reserved) on the dates when the same become due to pay interest at Four per cent above the base rate of the Council's bankers as well after as before any judgment calculated and accruing on a daily basis from and including the date such money becomes due up to but excluding the date of actual payment thereof

2.1.3

To make any payments of rent or other monies payable under this Lease by Direct Debit (or by any other method that the Council requires at any time by giving notice to the Lessee) to any Bank and account that the Council may from time to time nominate

2.2

VALUE ADDED TAX

To pay and keep the Council indemnified against all VAT charged on the rents or on any other monies payable by the Lessee under this Lease

2.3

TO PAY OUTGOINGS

At all times during the Term to pay and indemnify the Council against all rates taxes duties charges assessments and outgoings whatsoever which now are or may at any time hereafter be charged or imposed on or payable in respect of the premises or any additions or improvements thereto or on the owner or occupier in respect thereof and being of an annual or other periodically recurring nature

2.4

ELECTRICITY GAS AND OTHER SERVICES CONSUMED

To pay to the suppliers and to indemnify the Council against all charges for electricity gas water and other services consumed or used at or in relation to the premises (including meter rents) where a separate supply is provided for the premises

2.5

SERVICE CHARGE

2.5.1

To pay to the Council without any deduction and by way of further and additional rent a due proportion of the Service Charge in respect of the Estate.  The Service Charge is equal to the cost incurred by the Council in respect of the following services:-

2.5.1.1

The repair improvement renewal maintenance cleaning and cultivation as the case may be of the grounds Estate sign boards landscaped and amenity areas drains pipes wires conduits walls fences Estate signs areas and any other parts of the Estate used in common by any two or more tenants of the Council on the Estate

2.5.1.2

Value added tax (and any increase in the rate of such tax so far as it may be lawful to recover the same) on the cost of any of the Services provided by the Council under this Lease

2.5.2

The "due proportion of the Service Charge" shall mean the proportion of the Service Charge attributable to the premises being 12.700% or such other proportion calculated on the comparison of the gross internal floor area of the premises with the gross internal floor area of the other buildings for the time being on the Estate let or capable of being let by the Council PROVIDED THAT if the Council shows that the Lessee has caused any damage by way of blockage or otherwise to the drains pipes and conduits in the Estate then the Council may add the additional cost incurred by them in repairing or cleaning the drains pipes and conduits to the Lessee's due proportion of the Service Charge

2.5.3

In no event shall the due proportion of the Service Charge be increased or altered by reason of any part of the Estate not being let by the Council at the relevant time

2.5.4

The following arrangements in relation to the ascertainment and collection of the due proportion of the Service Charge as set out in sub-clause 2.5.1 hereof shall apply

2.5.5

The due proportion of the Service Charge shall be collected by equal quarterly instalments in advance on the 1st day of April the 1st day of July the 1st day of October and the 1st day of January in each year according to the estimate made by the Council for the current yearly period of the cost of providing the Services but shall be subject to adjustment under sub-paragraph 2.5.7 hereof

2.5.6

As soon as practicable after the end of the Council's financial year and in any event before the 30th day of September in each year of the Term the Council shall prepare a statement of the total actual cost of providing the Services which statement shall be conclusive evidence (save and except for the case where any manifest error shall be discovered therein) for the purpose of payments of the service charge

2.5.7

On the 30th day of September in each year of the Term an adjusting payment shall be made of the difference between the actual sums paid for the Services by the Lessee under this Clause during the Council's financial year and the proportion of the actual cost of providing the same during such period (such payment to be made by the Council to the Lessee if the former sum should exceed the latter)

2.5.8

The expression "the Council's financial year" shall mean the period from the First day of April of every year to the thirty first day of March the following year or such other annual period as the Council may in their discretion from time to time determine as being that in which the accounts of the Council either generally or relating to the Estate shall be made up

2.5.9

A copy of the statement described in clause 2.5.6 for each such financial year shall be supplied by the Council to the Lessee if requested

2.6

MANAGEMENT CHARGE

To pay as further and additional rent a sum equal to three decimal point five per centum (3.5%) of the annual passing rental from time to time applicable to this Lease in connection with the management of the Estate payable quarterly in advance on the usual quarter days

2.7

ALTERATIONS ADDITIONS TO PREMISES

Not at any time during the Term:-

2.7.1

to commit any waste upon the premises

2.7.2

to make any additions or alterations to the premises or alterations which materially affect the external appearance of the premises without the prior written consent of the Council (such consent not to be unreasonably withheld or delayed) and without firstly:-

2.7.2.1

obtaining and complying with all necessary consents of any competent authority and paying all charges in respect of such consents

2.7.2.2

providing the Council with drawings and where appropriate specification/bills of quantities (whichever is appropriate) in duplicate

2.7.2.3

paying the reasonable and proper costs of the Council and its professional advisors in connection with any consent required

2.7.3

In the case of works of a substantial nature the Council may in its reasonable opinion require the Lessee to provide security (by way of bond the deposit of money or otherwise) which is sufficient to enable the Council to complete or reinstate the works to the premises if the Lessee commences but does not finish the works within a reasonable time (such security to be provided prior to the commencement of any work and to be released upon completion of all work to the Council's satisfaction)

2.7.4

Notwithstanding the foregoing provisions of this clause 2.7 the Lessee may without the prior consent of the Council make any internal non-structural alterations or additions to the premises subject to the Lessee: -

(a)

giving written notice to the Council following completion of such internal non-structural alterations or additions and supplying to the Council without charge:

(i)

a copy of the plan (if any) and/or written details showing the premises as altered; and

(ii)

copies of any building regulation compliance/completion certificates (if any)

(b)

carrying out such alterations or additions in a good and workmanlike manner using good quality materials and suitably qualified professional contractors

2.7.5

At the end of the Term (however ending) if so requested by the Council to remove any alterations additions or improvements made to the premises and make good any damage caused to the reasonable satisfaction of the Council

2.8

REPAIRS AND DELIVERY UP ON TERMINATION

At all times during the Term to keep the premises in good and substantial repair and condition (but excluding damage or destruction by any of the Insured Risks unless and to the extent that the policy of insurance of the premises has been vitiated or any insurance proceeds withheld in consequence of any act or omission of the Lessee any undertenant or their respective workers contractors or agents or any person on the premises with the actual or implied authority of any of them) and to deliver up the same in such good and substantial repair and condition to the Council at the expiration or sooner determination of the Term PROVIDED that the Lessee shall not be obliged to place the premises in any better state of repair and condition than is shown in the schedule of condition annexed hereto (and marked as "Appendix A") PROVIDED FURTHER that if upon termination of the tenancy the Lessee shall leave any furniture equipment or effects on the premises for more than seven days after due notice being given by then the Council shall have the power to remove and sell such items on behalf of the Lessee and forward to the Lessee any sum received less any costs of storage and sale reasonably incurred in disposing of the items

2.9

PAINTING

To decorate and keep the premises decorated to a high standard in colours previously approved in writing by the Council (in any event not less frequently than once in any period of three years and also to the Council's reasonable specification in the last six months of the Term however the same may be determined) but not so that the Lessee shall be liable to decorate the premises twice in any period of 12 months

2.10

NOT TO OVERLOAD WALLS ETC

Not to place or suspend on or from the floors ceilings roof members or walls of the premises any weight which might overload the structure of the premises or any part of it

2.11

RIGHTS OF LIGHT AND ENCROACHMENTS

2.11.1

Not to stop-up darken or obstruct any windows or light belonging to the premises

2.11.2

Not to permit any new window light opening doorway path passage drain or other encroachment or easement to be made or acquired in against out of or upon the premises and if any such window light opening path passage drain or other encroachment or easement shall be made or acquired or attempted to be made or acquired to give immediate notice to the Council and at the request of the Council to adopt such means as may be reasonably required or deemed proper for preventing any such encroachment or the acquisition of any such easement

2.12

TAKING INVENTORIES

To permit the Council or their servants or agents within the last year of the Term so often as may be reasonably necessary and at reasonable times upon prior reasonable notice to enter upon the premises for the purpose of taking inventories of any landlord's fixtures and fittings to be yielded up at the expiration of the Term

2.13

RIGHT TO ENTER AND VIEW AND LESSEE TO REPAIR ON NOTICE

To permit the Council and persons authorised by them at all reasonable times on reasonable prior written notice (except in case of emergency) to enter and view the state of repair and condition of the premises and if any decays defects or wants of reparation shall be found notice thereof in writing shall be given to the Lessee whereupon the Lessee will repair and amend the said decays defects and wants of reparation accordingly within eight weeks of the date of such notice (or sooner if requisite) or within such longer period as the Council may approve such approval not to be unreasonably withheld and if the Lessee shall not comply with such notice within the specified period to permit the Council to enter upon the premises and execute such repairs and the cost shall be a debt due from the Lessee to the Council and be forthwith recoverable by action

2.14

USER OF PREMISES

2.14.1

Not to use the premises or any part of the premises for motor repairs vehicle body repairs vehicle spraying tyre or exhaust centre or for any offensive noisy or dangerous trade business or manufacture or as a wholesale or retail warehouse or retail outlet

2.14.2

Not to use the whole or any part of the premises other than for the business of the design production and distribution of electric cars provided that if the Lessee is desirous of at any time changing the said use then subject to obtaining the previous consent in writing of the Council (such consent not to be unreasonably withheld) the same shall be restricted within Classes B1(c) B2 and B8 of the Town and Country Planning (Use Classes) Order 1987 as at the date this Lease was granted subject always to the provisions of Clause 2.14.1 above

2.14.3

The Lessee shall not at any time during the Term be entitled to occupy or use more than two Units on the Estate either as lessee tenant sub-tenant licensee occupier or otherwise

2.15

NUISANCE

Not to use or occupy or permit or suffer to be converted used or occupied the premises or any part thereof for any illegal or immoral purpose or for any noisy noxious offensive or dangerous trade or business and not to do or permit or suffer to be done on the premises anything which may be or become a nuisance or annoyance to the Council or to the owners lessees or occupiers of any adjoining property or the neighbourhood Provided however that nothing herein contained shall preclude or hinder the Lessee from using the premises for all or any of the purposes authorised by sub-clause 2.14.2 of this Clause and/or for any additional or other purposes which may at any time during the Term be authorised or permitted by the Council provided the premises are used for such purposes in a proper and orderly manner

2.16

INTOXICATING LIQUORS

Not to use or permit or suffer the premises or any part thereof to be used for the purpose of the sale manufacture supply or distribution of ale beer wines or spirits or any other intoxicating liquors or for the purpose of any club at which intoxicating liquors are sold or consumed

2.17

SIGNS

Not to affix or display or permit to be affixed or displayed on the exterior of the premises any mast pole television aerial wires notice nameplate model sign placard poster bill advertisement or advertising device other than a nameplate or sign indicating the name of the Lessee and the type of trade or business carried on or to be carried on therein the size position method of fixing colour design and type of lettering of which shall have been previously approved by the Council such approval not to be unreasonably withheld or delayed

2.18

FUMES AND INFLAMMABLE SUBSTANCES

2.18.1

Not to install in or upon the premises any paraffin burning apparatus whether for heating purposes or otherwise nor cause or permit any smoke effluvia vapour grit smells or odours from any apparatus on the premises

2.18.2

On a written notice being served on the premises by the Council requiring the abatement of any emission of smoke effluvia vapour grit smell or odour forthwith to abate such emission accordingly

2.18.3

In all respects to comply with the provisions of all statutes and any other obligations imposed by law in regard to licensing and the carrying on of the business by the Lessee on the premises and to observe all statutory provisions and regulations (including insurance requirements) with regard to the storage and use of any explosive or inflammable oils or substances in or upon the premises

2.19

STORAGE OF GOODS ETC

Not to store any goods except within the building forming part of the premises or within a secure yard

2.20

NOT TO DEPOSIT MATERIALS ON HIGHWAYS

Not to deposit or cause to be deposited any materials or rubbish on any highway road footpath or other land belonging to the Council adjoining or near to the premises nor to open up or disturb or cause to be opened up or disturbed the soil or surface thereof except for the purpose of laying or repairing drains or gas or water pipes or subterranean conductors of electricity to the premises in any of which cases the surface shall after the completion of the laying or repairing be forthwith made good by the Council at the expense of the Lessee

2.21

AS TO USE OF SEWERS DRAINS ETC

Not to allow to pass into the sewers drains or watercourses serving the premises or any other part of the Estate any noxious or deleterious effluent oil or other substance which may cause an obstruction in or injure the said sewers drains or watercourses and in the event of any such obstruction or injury forthwith to make good such damage to the reasonable satisfaction of the Council acting reasonably and properly and not to empty or discharge water from the premises into any adjoining gullies roadways or walkways

2.22

STATUTORY REQUIREMENTS

To comply with the terms of every act of Parliament order regulation byelaw rule licence and registration authorising or regulating how the premises are used and to obtain renew and continue any licence or registration which is required and do any work to the premises which any authority acting under an act of Parliament requires PROVIDED THAT nothing in this lease shall oblige the Lessee to comply with any provisions of any statute legislation notice order or proposal which has or may impose a chancel repair liability in respect of the premises in favour of any public authority parochial church council or other ecclesiastical body

2.23

FIRE

To comply with the Regulatory Reform (Fire Safety) Order 2005

2.24

PLANT AND MACHINERY

To notify the Council of any proposed installation of plant and machinery (including heating or boiler appliances) and submit plans and specifications thereof for approval of the Council PROVIDED THAT this clause shall not apply where such proposed installation is internal and non-structural and for the avoidance of doubt the provisions of clause 2.7.4 shall instead apply

2.25

INSURANCE

Not to do or permit or suffer to be done anything whereby the policy or policies of insurance on the premises against loss or damage by any of the Insured Risks may become void or voidable or whereby the premium thereof may be increased and to repay to the Council all sums paid by them by way of increased premiums and all expenses incurred by them in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant or arising from any addition extension or improvement carried out to the premises by the Lessee resulting in an increased premium being payable by the Council

2.26

NOT TO EFFECT INSURANCE

Not without the consent in writing of the Council to effect any insurance of the premises or any part thereof other than in accordance with clause 2.27.1

2.27

OTHER INSURANCE

2.27.1

To insure and keep insured the plate glass and other glass in the windows and doors of the premises

2.27.2

To insure under a fully comprehensive Public Liability Policy/Policies with adequate cover sufficient to fully indemnify and keep indemnified the Council against all liability made against or suffered by the Council arising directly or indirectly out of the Lessee's use and occupation of the premises or any act or omission of the Lessee or any breach or non-observance by the Lessee of the covenants conditions or other provisions of this Lease and the Council shall be entitled to call for such policies and the last receipts for premiums paid thereon to be produced for inspection when required

2.27.3

To adequately insure against loss or damage the contents stock and fixtures and fittings in the premises

2.28

INSURANCE RENT

2.28.1

The Lessee shall pay to the Council:

2.28.1.1

the Insurance Rent within twenty-eight (28) days of written demand

2.28.1.2

any amount that is deducted or disallowed by the insurers pursuant to any excess provision in the insurance policy and

2.28.1.3

any costs that the Council incurs in obtaining a valuation of the premises for insurance purposes not more than once in any 24-month period

2.28.2

The Lessee shall:-

2.28.2.1

give the Council notice immediately any matter occurs that any insurer or underwriter may treat as material in deciding whether or on what terms to insure or to continue to insure the premises

2.28.2.2

comply at all times with the requirements and recommendations of the insurers relating to the premises

2.28.2.3

give the Council immediate notice of the occurrence of any damage or loss relating to the premises arising from an Insured Risk or of any other event that might affect any insurance policy relating to the premises

2.28.2.4

pay or cause to be paid to the Council any insurance proceeds to which the Lessee becomes entitled in respect of the premises (other than in respect of plate glass)

2.28.2.5

pay the Council an amount equal to any insurance money that the insurers of the premises refuse to pay (in relation to the premises) by reason of any act or omission of the Lessee or any undertenant their workers contractors or agents or any person at the premises with the actual authority of any of them

2.28.3

The Insurance Rent shall be subject to increase with effect from the Renewal Date

2.28.4

The Council shall notify any increase in the Insurance Rent to the Lessee in writing within a reasonable time of the Renewal Date and the Lessee shall continue to pay the Insurance Rent together with any such increase throughout the remainder of the Term subject to further Renewal Dates

2.29

ASSIGNMENT ETC

2.29.1

Throughout the Term not to sublet the premises or any part thereof nor to assign part only of the premises nor to grant any franchise or rights to any third party to sell or display within the premises

2.29.2

Not to assign charge hold as trustee or on behalf of any other person or company or part with possession of the whole of the premises without first obtaining the prior written consent of the Council such consent not to be unreasonably withheld or delayed

2.29.3

The Council and the Lessee agree that for the purposes of Section 19(1)(A) of the Landlord and Tenant Act 1927: -

2.29.3.1

the Council may refuse its consent to an assignment if any of the circumstances set out in clause 2.29.4 exist at the date of the Lessee’s application to assign this lease

2.29.3.2

the Council may give its consent to an assignment subject to all or any of the conditions set out in clause 2.29.6 and clause 2.29.7

2.29.4

The circumstances referred to above in Clause 2.29.3.1 are:-

2.29.4.1

any undisputed and material sums due from the Lessee under this lease remain unpaid at the date of the application for the licence to assign

2.29.4.2

there are at the date of the application for the licence to assign no outstanding material breaches of any tenant covenant under this lease or any personal covenants undertaken by the Lessee

2.29.4.3

in the Council's reasonable opinion the assignee is a person who is at the date of the application for the licence to assign no less likely than the Lessee to comply with the tenant covenants of this lease and is likely to continue to be such a person following the assignment

2.29.5

Within a reasonable period of a request to do so to supply the Council with such references and financial and other information concerning the intended assignee as the Council may reasonably and properly require

2.29.6

Upon or before any assignment and before giving occupation to the assignee the assignor (and any former tenant who because of section 11 of the Landlord and Tenant (Covenants) Act 1995 has not been released from the tenant covenants of this Lease) if it is reasonable for the Council so to require enters into an authorised guarantee agreement which: -:-

(i)

is in respect of all the tenant covenants of this Lease

(ii)

is in respect of the period beginning with the date the assignee becomes bound by those covenants and ending on the date when the assignee is released from those covenants by virtue of Section 5 of the Landlord and Tenant (Covenants) Act 1995

(iii)

imposes principal debtor liability on the assignor

(iv)

requires (in the event of a disclaimer of liability under this Lease) the assignor to enter into a new tenancy for a term equal to the unexpired residue of the contractual term and

(v)

is otherwise in a form reasonably required by the Council

2.29.7

On a permitted assignment to a limited company if the Council shall reasonably require to procure that a director of the company or some other guarantor reasonably acceptable to the Council gives a guarantee in respect of the assignee's liabilities to the Council whilst this Lease remains vested in such assignee the guarantee being in such form as the Council may reasonably require

2.29.8

Within one calendar month of every assignment transfer or charge of the premises to give notice thereof in writing with particulars thereof to the Director and produce to him a certified copy of the instrument of such assignment transfer or charge and pay to the Council a fee of not less than Thirty pounds (£30) for registration of such notice

2.29.9

Notwithstanding the foregoing provisions of this clause 2.29 the Lessee may share the occupation of the whole of the premises with a company that is a member of the same group as the Lessee within the meaning of section 42 of the Landlord and Tenant Act 1954 for so long as both companies remain members of that group and otherwise than in a manner that transfers or creates a legal estate

2.30

MATERIALS ETC

Not to use any part of the Estate for display or sale nor to deposit or cause to be deposited thereon any materials of any kind including refuse and refuse containers and the Council shall have the right (upon giving to the Lessee forty-eight hours' previous notice in writing) to remove any items displayed or deposited by the Lessee at the cost and expense of the Lessee the Council not being liable for any deterioration or depreciation of any item removed

2.31

PARKING OF VEHICLES

The Lessee shall ensure that its operational vehicles and those belonging to its employees or visitors to the premises are parked only in the car park area within the premises and so as not to cause obstruction to other lessees on the Estate

2.32

STORAGE OF REFUSE OR WASTE

2.32.1

Not to permit the storage of any refuse or waste materials except in the building within the premises or within the refuse receptacles provided and in particular not to deposit such refuse or waste materials or any liquid escaping therefrom upon the Estate roads and in default thereof the Council shall have the right to remove such refuse or waste materials at the cost and expense of the Lessee

2.32.2

To cover or deposit in containers any refuse or waste materials which may cause damage to the premises or to the common parts under the control of the Council and not to deposit any refuse or waste materials of a dangerous or noxious nature

2.33

NOTICE BOARDS BEFORE EXPIRY OF TERM

To permit the Council or their agents at any time within three months next before the expiration or sooner determination of the Term to enter upon the premises and to affix upon any suitable part thereof notice boards or bills for reletting or selling the same and not to remove or obscure the same and to permit all persons authorised in writing by the Council or their agents to view the premises at reasonable hours in the daytime without interruption

2.34

DELIVERY OF GOODS

Not to allow or permit goods to be delivered to the premises other than by the access road shown on the Plan

2.35

COSTS

To pay and indemnify the Council against all reasonable and proper liability costs fees charges disbursements and expenses reasonably and properly connected with incidental to consequent upon and (where appropriate) in contemplation of the following:-

2.35.1

the preparation and service of a notice under Section 146 of the Law of Property Act 1925 notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court

2.35.2

the enforcement of any breach of covenant or obligation during and upon the determination of the tenancy

2.35.3

any application for consent to a deed of variation or to any consent or approval granted by the Council pursuant to this Lease unless such consent or approval is unreasonably withheld

2.35.4

costs incurred during arbitration pursuant to Clause 4.4 hereof having regard to the Arbitrator's award

2.35.5

abating a nuisance which the Lessee fails to abate

2.35.6

the recovery of arrears of rent or other sums payable by the Lessee

2.35.7

a schedule of dilapidations during the Term or within 3 months after determination of the Term

2.36

SERVICE AREA

2.36.1

To be jointly responsible with the adjoining tenant of Unit B Quinn Close for the maintenance and repair of the Service Area and each party shall bear 50% of such costs and in default thereof the Council may carry out the repairs and maintenance and such cost shall be a debt due from the Lessee to the Council

2.36.2

Not to use the Service Area for any purpose other than loading and unloading of goods

2.36.3

Not to obstruct the adjoining tenant or any other person who has a like right to use the Service Area

2.36.4

In the event of any dispute regarding use of the Service Area the matter will be settled in accordance with Clause 4.4 hereof

3.

COUNCIL’S COVENANTS

The Council hereby covenants with the Lessee (but not so as to bind or impose any liability upon the Council after the Council has parted with the reversion immediately expectant on the Term) that:-

3.1

INSURANCE BY COUNCIL

3.1.1

To keep insured the premises excluding the plate glass and glass (unless the insurance thereon shall be made void through or by reason of the act or default of the Lessee) against loss or damage by the Insured Risks in some insurance office or with underwriters of repute in a sum sufficient to cover the cost of completely reinstating the premises in the event of total destruction together with architect's and surveyor's fees and two years' rent and to pay all premiums necessary for that purpose such premiums being recovered from the Lessee in accordance with Clause 2.28 hereof and in case of damage by an Insured Risk to the premises (unless any monies otherwise payable under a policy shall be refused by reason of any act or default of the Lessee) to rebuild or reinstate the premises with all practicable speed unless the rebuilding or reinstating thereof is prevented for any reason beyond the control of the Council in which event all the insurance monies belong to the Council

3.1.2

The Council's obligation to insure hereunder is subject to:-

(a)

any exclusions limitations excesses and conditions that may be imposed by the insurers and

(b)

insurance being available in the London insurance market on reasonable terms acceptable to the Council

3.2

QUIET ENJOYMENT

The Lessee paying the rent hereby reserved and observing and performing the several covenants conditions stipulations and agreements herein contained and on his part to be observed and performed shall peaceably enjoy the premises during the Term without interruption from or by the Council or any person rightfully claiming through or under them

3.3

THE SERVICES

To use reasonable endeavours to provide the Services (save where prevented to do so by an Insured Risk or any other circumstance beyond the control of the Council)

4.

AGREEMENT AND DECLARATION

PROVIDED ALWAYS and it is hereby agreed as follows:-

4.1

RE-ENTRY

If the rent hereby reserved or any part thereof shall be in arrear for at least Twenty-one days next after any of the days whereon the same ought to be paid as aforesaid (whether the same shall have been legally demanded or not) or if there shall be any breach or non-observance of any of the covenants by the Lessee herein contained or if the Lessee shall make any assignment for the benefit of his creditors or enter into any agreement or make any arrangement with his creditors for liquidation of his debts by composition or otherwise or if the Lessee being a Company shall be wound up either compulsorily or voluntarily (except for reconstruction or amalgamation) then and in any such case it shall be lawful for the Council to re-enter upon the premises or any part thereof in the name of the whole and thereupon this demise shall absolutely determine but without prejudice to the Council's right of action or remedy in respect of unpaid rent or any antecedent breach or non-observance of any of the Lessee's covenants herein contained

4.2

REDUCTION OF RENT IF THE PREMISES DAMAGED BY AN INSURED RISK

If the premises or any part or parts thereof shall at any time during the Term be destroyed or damaged by an Insured Risk so as to be unfit for occupation and use and the policy or policies effected by the Council shall not have been invalidated or payment of the policy monies refused in consequence of any act or default of the Lessee the rent first hereby reserved (but not any of the further and additional rent referred to in clause 1) or a fair and just proportion thereof according to the nature and extent of the damage done shall be suspended until the premises shall be again rendered fit for occupation and use and any dispute concerning this Clause shall be determined by a single arbitrator in accordance with the provisions of Clause 4.4 hereof

4.3

DISPUTES BETWEEN ADJOINING LESSEES

Any dispute arising as between the Lessee and the licensees or tenants of any adjoining or neighbouring property belonging to the Council as to the nature and extent of any easement right or privilege in favour of or affecting the premises or the adjoining or neighbouring property shall be decided either by the Council whose decision shall be binding upon all parties to the dispute or shall be settled in such manner as the Council shall direct

4.4

ARBITRATION

Any disputes or differences arising as between the Council and the Lessee as to his respective rights duties or obligations or (subject to the provisions of sub-clause 4.3 of this Clause) as to any other matter arising out of or in connection with this Lease shall (unless hereinbefore provided to the contrary) be referred to the surveyor provided for in clause 4.15 PROVIDED THAT where any dispute or difference involves a legal interpretation as to any matter arising out of or in connection with this Lease then the Council in their sole discretion may require a conveyancing expert to determine the matter such expert to be agreed between the parties hereto or in default of agreement to be appointed by the President or his deputy for the time being of the Law Society or the successors of that body the expert to act as a single arbitrator in accordance with the provisions of the Arbitration Act 1996

4.5

NOTICES

Any notice decision direction approval authority permission or consent which may be given by the Council to the Lessee under this Lease shall be valid and effectual if signed by the Director or other duly authorised officer for the time being of the Council and shall be deemed to have been validly served on or conveyed to the Lessee if sent by prepaid post to the Lessee at the address specified herein or such other address for service as the Lessee may from time to time notify in writing to the Director or other duly authorised officer or if left addressed to the Lessee at the premises and any notice required or authorised to be given to or served on the Council under this Lease shall  be sent to the Director at Legal Services Christchurch House Greyfriars Lane Coventry CV1 2QL

4.6

ADJOINING COUNCIL LAND

Nothing herein contained or implied shall impose or be deemed to impose any restrictions on the use of any land or buildings of the Council not comprised in this Lease or give the Lessee the benefit of or the right to enforce or to have enforced or to prevent the release or modification of any covenant condition or stipulation entered into by any licensee or tenant of the Council in respect of property not comprised in this Lease or shall operate to prevent or restrict in any way the development of any land not comprised in this Lease or shall confer on the Lessee any estate or interest in the soil of the road or roads or footpaths adjacent to the premises

4.7

COUNCIL'S STATUTORY POWERS

4.7.1

For the avoidance of doubt nothing herein contained or implied shall prejudice or affect the Council's rights powers duties and obligations in the exercise of their functions as a local authority and the rights powers duties and obligations of the Council under all public and private statutes byelaws orders and regulations may be as fully and effectually exercised in relation to the premises as if they were not the owners of the premises and as if this Lease had not been executed by them

4.7.2

That nothing in this Lease contained shall be deemed to be an act consent or approval of the Council in their capacity as a Local Authority or in any capacity other than as Council and any acts consents or approvals on the part of the Council herein provided for shall be deemed to have been done or given by the Council only in their capacity of freeholders of the premises

4.8

INJURY TO THE LESSEE OR TO THE LESSEE'S EMPLOYEES

The Council shall not be liable for any accident damage or injury to the Lessee or his employees licensees or invitees arising out of the condition or state of repair of the premises or for any damage or injury which the Lessee or his said employees licensees or invitees may suffer as a result of the use of the adjoining or nearby property by any licensee or tenant of the Council and the Lessee shall indemnify the Council in respect of any claim which may be made against the Council arising out of any such accident damage or injury as aforesaid

4.9

COMPENSATION

Any statutory right of the Lessee to claim compensation from the Council whether on vacating the premises or otherwise is excluded to the extent that the law allows

4.10

WAIVER

Each of the Lessee's covenants shall remain in full force and effect both at law and in equity notwithstanding that the Council shall have waived or released temporarily or permanently revocably or irrevocably a similar covenant or similar covenants affecting adjoining or neighbouring premises belonging to the Council

4.11

EXCLUSION OF USE WARRANTY

Nothing in this Lease or in any consent granted by the Council under this Lease shall imply or warrant that the premises may be used for the purpose herein authorised (or any purpose subsequently authorised) under the Town and Country Planning Act 1990

4.12

ENTIRE UNDERSTANDING

This Lease embodies the entire understanding of the parties relating to the premises or to any of the matters dealt with by any of the provisions of this Lease

4.13

REPRESENTATIONS

The Lessee acknowledges that this Lease has not been entered into on reliance wholly or partly on any statement made by or on behalf of the Council except any such statement or representation set out in this Lease

4.14

RIGHTS GRANTED

Any rights which would pass by the operation of Section 62 of the Law of Property Act 1925 are expressly excluded

4.15

RENT REVIEW

4.15.1

Definitions and Interpretations

WHERE in this part of the Lease the following bold typed words commence with capital letters they have the following meanings unless the context otherwise requires

Review Date

11th December 2016 (being the end of the fifth year of the Term)

Restrictions

Restrictions imposed by a Local Authority or Statutory Authority which operate to impose any limitation in relation to the review of rent or the collection of any increase in rent

Open Market Rent

As hereinafter defined

Time is not of the essence except where specified

4.15.2

Review of Rent

With effect from the Review Date the rent shall be the amount payable (but for any abatement of rent) immediately prior to that Review Date or (if greater) the Open Market Rent as agreed or determined under this part of the Lease

4.15.3

Open Market Rent

"Open Market Rent" means the yearly rent at which the premises might reasonably be expected to be let at the Review Date by a willing landlord to a willing tenant

Assuming that:-

4.15.3.1

The premises are available to be let as a whole to a willing tenant with vacant possession on the open market without a fine or premium under a lease for a term of equal length to the term of this Lease but commencing on the Review Date including provisions for the review of rent on the Review Date and otherwise on the same terms as the Lease (except as to the amount of the rent) and the following provisions:-

4.15.3.2

The covenants and provisions of the lease on the part of the Council and the Lessee have been fully performed and observed

4.15.3.3

If the premises have been destroyed or damaged they have been fully restored

4.15.3.4

The premises are fully fitted out and equipped to the requirements of a willing tenant and are available for immediate occupation and use

4.15.3.5

No work has been carried out to the premises (unless by the Council) which has diminished their rental value

4.15.3.6

The willing tenant has had the benefit of any rent free period or concessionary rent or any other inducement whether of a capital or revenue nature which may be offered in the case of a new letting in the open market at the Review Date

But disregarding:-

4.15.3.7

Any effect on rent of the fact that the Lessee or any of their respective predecessors in title have been in occupation of the premises

4.15.3.8

Any goodwill attached to the premises by reason of the carrying on of business of the Lessee or any of their predecessors in title

4.15.3.9 Any effect on rent of the Restrictions

4.15.3.10 Any adverse effect upon rent of any temporary works operations or other activities on any adjoining or neighbouring property

4.15.3.11 Any effect on rent attributable to any improvement to the premises (to which the Council shall have given written consent) carried out by the Lessee or a permitted sub-tenant or their respective predecessors in title other than in pursuance of an obligation to the Council or at the expense or partly at the expense of the Council AND the improvement was completed not more than Twenty-one years before the Relevant Review Date

4.15.4

Procedure

4.15.4.1

The Council may serve upon the Lessee notice during the period of one year before or at any time after the Review Date requiring the rent to be increased with effect from that Review Date

4.15.4.2

If the Council serves notice requiring the rent to be increased the Council and the Lessee shall endeavour to agree the Open Market Rent at the Review Date

4.15.4.3

If the Council and the Lessee do not agree the Open Market Rent either may require the Open Market Rent as at the Review Date to be determined by a Chartered Surveyor having at least five years' experience in assessing the rental value of the premises similar to the premises and acting as a single arbitrator

4.15.4.4

If the Council and the Lessee do not agree on the joint application of an arbitrator the arbitrator shall be nominated on the joint application of the Council and the Lessee (or if either of them neglects to concur such application then on the sole application of the other) by the President or other Chief Officer for the time being of the Royal Institution of Chartered Surveyors

4.15.4.5

The arbitrator shall act as an arbitrator in accordance with the Arbitration Act 1996

4.15.4.6

The arbitrator shall within three months of his appointment or within such extended period as the Council may agree give to the Council and the Lessee written notice of the amount of the Open Market Rent as determined by him but if he does not or if for any reason it becomes apparent that he will not be able to complete his duties in accordance with his appointment the Council and the Lessee may agree upon or either of them may apply for the appointment of another arbitrator (which procedure may be repeated as often as necessary) pursuant to the provisions of this Clause

4.15.4.7

The costs of the arbitrator including those incidental to his appointment shall be borne by the Council and the Lessee in such manner as the arbitrator determines

4.15.4.8

For the avoidance of doubt if the arbitrator comes to the conclusion that the Open Market Rent of the premises is less than the rent previously paid the Open Market Rent shall nevertheless be the same as the rent payable prior to the Review Date and the decision of the arbitrator shall so state

4.15.5

Delayed Review

4.15.5.1

Where the rent payable with effect from the Review Date is not ascertained prior to that Review Date the Lessee shall:-

4.15.5.2

With effect from the Review Date pay the rent at the rate at which the rent was payable (ignoring any abatement) immediately prior to that Review Date

4.15.5.3

If the reviewed rent when ascertained exceeds the rent that has been paid then within seven days of the reviewed rent being ascertained pay to the Council an amount equal to the aggregate of the sums by which each quarterly instalment of rent would have exceeded each instalment of rent had the reviewed rent been ascertained by the Review Date together with interest on each of those sums from the date it would have been due to the date of payment at the base rate of the Council's bankers

4.15.6

Restrictions

Where Restrictions are in force at the Review Date the Council may (whether or not the rent has been agreed or determined with effect from that Review Date) give notice to the Lessee at any time but not later than Twenty-eight days (in respect of which time is of the essence) after such Review Date postponing that Review Date until such later date as the Council may subsequently by not less than three months prior notice specify and in that event the rent payable immediately prior to the Review Date that is postponed shall (notwithstanding any review that may have taken place as at that Review Date) continue to be the rent payable until increased upon review at the postponed Review Date

4.15.7

Memoranda

Where rent is increased with effect from the Review Date the Council and the Lessee shall (each bearing their own costs) sign a memorandum in such form as provided by the Council for annexation to both the original and the counterpart of the Lease and for the avoidance of doubt failure by the Lessee to sign and complete such memoranda shall not affect or hinder the consequences of non-payment of the reviewed rent under the terms of the Lease

IN WITNESS of which this deed has been unconditionally executed the day and year first hereinbefore written

THE FIRST SCHEDULE

The Rights of the Lessee

1.

The right of support and protection for the benefit of the premises as is now enjoyed from the adjoining property belonging to the Council

2.

A right for the Lessee his servants and licensees in common with (a) the Council and any other person to whom the Council may have granted or may hereafter grant the like right and (b) the adjoining tenant of Unit B Quinn Close to use the Service Area in accordance with the provisions of Clause 2.36 of this Lease

3.

(To the extent and so far only as the Council may grant the same) the free flow of water gas soil electricity and any other media to and from the premises through the sewers drains pipes and channels now or in future existing in or under the Estate or any adjoining land belonging to the Council and the right to make connections with such sewers drains pipes and channels or any of them for the purpose of exercising such right

4.

(To the extent and so far only as the Council may grant the same) the right for the Lessee and its servants agents and workmen at all reasonable times after reasonable notice to enter on the Estate or any adjoining land belonging to the Council for the purpose of making connections with such sewers drains pipes and channels or any of them and of inspecting repairing maintaining or cleansing such sewers drains pipes and channels or any of them the person or persons exercising such right causing as little interference or damage as is reasonably practicable and making good all damage caused thereby

THE SECOND SCHEDULE

Rights reserved to the Council

1.

The full and free right for the Council and their successors in title to build upon or otherwise use any adjoining land now or formerly or hereafter belonging to the Council to the fullest extent as if this Lease had not been granted notwithstanding that such buildings or user may affect the light or air coming to the premises

2.

The free flow of water gas soil electricity and any other media to and from any adjoining land belonging to the Council through the sewers drains pipes and channels now or in future existing in or under the premises and the right to make connections with such sewers drains pipes and channels or any of them for the purpose of exercising such right

3.

The right for the Council and their licensees and tenants for the time being of adjoining property belonging to the Council if so authorised in writing by the Council and their servants agents and workmen at all reasonable times after reasonable notice to enter on the premises for the purpose of executing any work on or in connection with such adjoining property which otherwise cannot be conveniently executed the person or persons exercising such right causing as little interference or damage to the premises as is reasonably practicable and making good all damage caused thereby

4.

The right for the Council to affix to any outer walls of the premises such lamps lamp brackets and other lighting fixtures and fittings and also traffic and other signs relating to the use of public roads and car parks as they consider to be necessary (acting reasonably) and to maintain the same and also to affix at any point or points on the exterior of the structure of the premises any apparatus for floodlighting purposes and to use and maintain the same the Council in exercise of such rights causing as little damage as possible to the walls and buildings and making good to the reasonable satisfaction of the Lessee all damage caused thereby

5.

The right of support and protection by the premises for such other parts of the adjoining land and property of the Council as requires such support and protection

6.

The right to work get carry away or dispose of all mines minerals and mineral substances other than coal as defined in the Coal Act 1938 which may be more than Five hundred feet (500 ft.) below the surface of the premises or any part thereof PROVIDED THAT such work shall be carried out without entering on the surface of the premises from any adjoining or adjacent land and the persons exercising such rights making fair compensation for any damage actually caused by subsidence to the premises or any part thereof by reason of any works under the premises such compensation in default of agreement to be settled by arbitration

7.

The right at any time throughout the Term on reasonable prior written notice except in case of emergency when no notice shall be required to enter the premises to:-

7.1

inspect cleanse connect lay repair remove relay replace with other alter or execute any works whatever in connection with the pipe sewer drains and channels referred to in Clause 2 of this Schedule

7.2

carry out any work or do anything whatsoever comprised within the Council's obligations in this Lease or under any legislation whether or not the Lessee is obliged or liable to make a contribution

7.3

exercise any of the rights granted to the Council by this Lease

7.4

(with any person acting as arbitrator pursuant to Clause 4.4 hereof and/or the surveyor referred to in clause 4.15 hereof) inspect the premises for all purposes connected with this Lease

7.5

view the state and condition and repair of the premises

7.6

take schedules or inventories of fixtures and fittings and other items to be yielded up on the expiration of the Term

THE THIRD SCHEDULE

Lessee's Option to Determine

DEFINITIONS

Break Date:

11th December 2014 (being the end of the third year of the Term) ("the First Break Date") and 11th December 2016 (being the end of the fifth year of the Term)

Break Notice:

Written notice to terminate this Lease specifying the Break Date in respect of which it is served

1.

EXERCISE OF BREAK

The Lessee may terminate this Lease by serving a Break Notice on the Council at least nine (9) months before the relevant Break Date (time being of the essence)

2.

TERMINATION

2.1

Following service of a Break Notice this Lease shall terminate on the relevant Break Date

2.2

Termination of this Lease on a Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this Lease

2.3

For the avoidance of doubt nothing in this Schedule makes time of the essence in relation to any time limit in clause 4.15 of this Lease

3.

RENT PENALTY

If the Lessee serves a Break Notice on the Council pursuant to paragraph 1 of this Schedule in order to terminate this Lease on the First Break Date it shall pay to the Council a rent penalty of £8,525 plus VAT not later than fourteen days after service of that Break Notice

THE FOURTH SCHEDULE

Fixtures and Fittings

External

2 x floodlights

1 x round-pin socket

1 x external water tap

2 x anti-ram bollards

1 x external flue

Main Office Area

Entrance door with one deadlock, one Yale lock

1 x single radiator with TRV and all associated pipework

9 x double radiators with TRV's and all associated pipework

1 x panel radiator

4 x industrial down lighters and associated switching

14 x 1200 x 600 fluorescent recessed fittings with cat2 louvres

20 x twin plug sockets

Data points as necessary

4 x emergency lights

8 x down-lighting spotlights

Ceiling grid – false ceiling with 600 x 600 tiles as necessary

Entrance matting and carpeted throughout

6 x pedestrian doors with associated ironmongery

Blinds to cover low level windows as necessary

Kitchenette

2 x 600 x 600 ceiling lights with prismatic diffusers.

2 x 50 watt spot lights

1 x vent grill

All mounted in 600 x 600 ceiling grid with associated tiling

2 x twin high level cupboards

3 rows tiles at worktop level

2 x twin sockets

3 x twin base units

1 x 4-drawer base unit with worktop to suit

1 x metal sink unit with drainer and mixer taps together with associated pipe work cupboards

Anti slip flooring throughout

Gents (single toilet)

1 x 600 x 600 light in recessed ceiling tile

1 x spotlight

1 x vent grill

Ceiling grid with associated tiles

4 ft high wall tiling

1 x w/c with low level cistern and associated waste pipe

1 x wall mounted toilet roll holder

1 x small over sink mirror

1 x handwash sink with mixer tap and associated waste pipe

1 x single radiator with TRV and all associated pipework

Anti-slip flooring throughout

Ladies/ Disabled Toilet

1 x 600 x 600 light recessed in ceiling tile

2 x spotlights

1 x vent grill

1 x w/c with low level cistern and associated waste pipe

Disabled kit with call alarm/ grab rails as necessary

1 x wall mounted toilet roll holder

4 ft high tiles to wall

1 x hand basin with mixer tap and associated waste pipe

Fully tiled by sink unit

1 x single radiator with TRV and all associated pipework

1 x small over sink mirror

Main workshop

2 x pedestrian doors to cupboards with associated ironmongery

1 x twin cupboard with stainless steel sink, twin mixer tap and all associated pipework

1 x Baxi boiler

1 x electric meter

1 x 3-phase fuse board

8 x twin sockets

3 x spurs

18 x 6 ft twin fluorescent light fittings with angled reflectors

All associated metal trunking to suit

7 x isolators

1 x pedestrian steel ladder with protective surround

1 x electric roller shutter with associated ironmongery and electric control

1 x steel fire exit door with panel, escape, ironmongery and 3 deadlocks

The Common Seal of THE COUNCIL OF THE CITY OF COVENTRY was affixed to this Deed in the presence of:-

Authorised Signatory

Executed as a Deed by LIBERTY ELECTRIC CARS LTD acting by a director and its secretary or by two directors: -

 Director

Director/Secretary